Exhibit 4.01

GOOGLE INC.

REGISTRATION RIGHTS AGREEMENT

DATED AS OF November 7, 2009

THIS REGISTRATION RIGHTS AGREEMENT is dated as of November 7, 2009 (this “Agreement”), by and between Google Inc., a Delaware corporation (the “Company”), the parties listed in Exhibit A hereto (the “Sellers”) and James Goetz, as the Stockholders’ Representative (the “Stockholders’ Representative”).

WHEREAS, the Company, Marlon Inc., AdMob, Inc., and the Stockholders’ Representative, are parties to an Agreement and Plan of Merger and Reorganization, dated as of November 7, 2009 (the “Merger Agreement”), pursuant to which, among other things, Merger Sub will merge with and into AdMob, Inc. and all of the outstanding shares of Company Common Stock will convert into shares (the “Merger Shares”) of the Company’s Class A Common Stock, par value $0.001 per share (“Common Stock”);

WHEREAS, the Company and Sellers desire to establish certain rights, terms and conditions in connection with the Merger Shares, effective as of and subject to the occurrence of the Closing;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Definitions. As used in this Agreement, the following terms shall have the meanings indicated below:

“Agreement” has the meaning assigned in the preamble.

“Blackout Period” has the meaning assigned in Section 2.02.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the City of New York or the City of San Francisco are authorized or required by law to remain closed.

“Claims” has the meaning assigned in Section 2.05(a).

“Closing” has the meaning assigned in the Merger Agreement.

“Closing Date” has the meaning assigned in the Merger Agreement.

“Common Stock” has the meaning assigned in the recitals.

“Company” has the meaning assigned in the preamble.

“Company Common Stock” has the meaning set forth in the Merger Agreement.

“Effective Period” has the meaning assigned in Section 2.03(a)(iv).

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Holders” shall mean the Sellers, which have executed and delivered a counterpart of this Agreement, for so long as they are the registered owners of any Registrable Shares.

“Merger Agreement” has the meaning assigned in the recitals.

“Merger Shares” has the meaning assigned in the recitals.

“Nasdaq” means the Nasdaq Stock Market LLC.

“Person” means any individual, firm, partnership, corporation, trust, joint venture, association, joint stock company, limited liability company, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof, and shall include any successor (by merger or otherwise) of such entity.

“register,” “registered” and “registration” means a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration or document pursuant to the Securities Act.

“Registrable Shares” means (i) any outstanding Merger Shares and (ii) any outstanding shares or other securities issued by the Company directly or indirectly with respect to outstanding Merger Shares by way of dividend, stock split, or distribution; provided that securities shall cease to be Registrable Shares after they (w) (A) have been replaced by the Company with the delivery of new certificates not bearing a legend restricting transfer under the Securities Act and (B) may be publicly resold (without volume or method of sale restrictions) without registration under the Securities Act, (x) have been distributed to the public pursuant to an offering registered under the Securities Act (including through an exchange or merger registered on Form S-4), (y) have been sold to the public through a broker, dealer or market maker in compliance with Rule 144 of the regulations promulgated under the Securities Act (or any similar rule then in force) or (z) have ceased to be outstanding.

“Rule 144” means Rule 144 under the Securities Act (or any similar rule then in force).

“SEC” means the Securities and Exchange Commission, or any successor agency having jurisdiction to enforce the Securities Act.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Sellers” has the meaning assigned in the preamble.

“Shelf Registration” means a registration on Form S-3, or if the Company is not eligible to use Form S-3, a registration on Form S-1, in each case for an offering to be made pursuant to Rule 415 under the Securities Act.

ARTICLE II

REGISTRATION RIGHTS

SECTION 2.01. Shelf Registration.

(a) Filing. As promptly as practicable (but in no less than 30 calendar days after the Closing Date), the Company shall file with the SEC a Shelf Registration Statement relating to the offer and sale by the Holders from time to time of all the Merger Shares that are Registrable Shares in accordance with the methods of distribution set forth in the Shelf Registration Statement (which shall be limited to sales on Nasdaq through one or more broker-dealers) and, as promptly as practicable thereafter, shall use its reasonable best efforts to cause such Shelf Registration Statement to be declared effective under the Securities Act. Such Shelf Registration Statement, together with any post-effective amendments thereto, shall be the only registration statement required to be filed under this Agreement.

(b) Continued Effectiveness. Subject to the applicability of Blackout Periods, the Company shall use its reasonable best efforts to keep such Shelf Registration Statement continuously effective under the Securities Act in order to permit the prospectus forming a part thereof to be usable by Holders so long as they hold Registrable Securities.

SECTION 2.02. Blackout Period. Notwithstanding anything in this Agreement to the contrary, the Company shall be entitled to postpone and delay, for a reasonable period of time, from time to time, but in no event more than once during any 6-month period for up to 60 days (a “Blackout Period”), the filing or effectiveness of any registration statement, and the offer or sale of Registrable Shares thereunder to the extent the registration statement has been declared effective, if the Company shall determine that any such filing or the offering or sale of any Registrable Shares thereunder would (i) have a material adverse effect on a bona fide business or financing transaction or (ii) require disclosure of material non-public information that, if disclosed at such time, would be materially harmful to the Company or its stockholders; provided, however, that the Company shall give written notice to the Holders of its determination to impose a Blackout Period as promptly as practicable and of its determination to lift a Blackout Period. Upon notice by the Company to the Holders of any such determination, each Holder shall keep the fact of any such notice strictly confidential, and during any Blackout Period, promptly halt any offer, sale, trading or transfer by it of any Registrable Securities pursuant to the Shelf Registration Statement for the duration of the Blackout Period set forth in such notice (or until such Blackout Period shall be earlier terminated in writing by the Company) and promptly halt any use, publication, dissemination or distribution of any prospectus or prospectus supplement covering any Registrable Securities for the duration of the Blackout Period and, if so directed by the Company, shall deliver to the Company any copies then in its possession of any such prospectus or prospectus supplement.

SECTION 2.03. Registration Procedures.

(a) Without limiting the rights of the Company under Section 2.02, in connection with a registration statement prepared pursuant to Section 2.01 pursuant to which Registrable Shares will be offered and sold, the Company shall use reasonable best efforts to:

(i) furnish to the participating Holders and their respective counsel draft copies of such registration statement or prospectus or any amendments or supplements thereto (but excluding all documents incorporated or deemed incorporated therein by reference) proposed to be filed at least five calendar days prior to such filing;

(ii) cause such registration statement to comply as to form in all material respects with the requirements of the applicable form;

(iii) furnish without charge to the Holders at least one conformed copy of the registration statement and each post-effective amendment or supplement thereto (including all schedules and exhibits but excluding all documents incorporated or deemed incorporated therein by reference) and such number of copies of the registration statement and each amendment or supplement thereto and the summary, preliminary, final, amended or supplemented prospectuses included in such registration statement as the Holder may reasonably request in order to facilitate the public sale or other disposition of the Registrable Shares being sold by such Holder (the Company hereby consents to the use in accordance with the U.S. securities laws of such registration statement (or post-effective amendment thereto) and each such prospectus (or preliminary prospectus or supplement thereto) by the Holders in connection with the offering and sale of the Registrable Shares covered by such registration statement or prospectus);

(iv) keep such registration statement effective until such time as all of the securities covered thereby cease to be either Registrable Securities or held by the Sellers (the “Effective Period”), to prepare and file with the SEC such amendments, post-effective amendments and supplements to the registration statement and the prospectus as may be reasonably requested by the Holders of a majority of the Registrable Shares or by any participating Holder (to the extent such request relates to information relating to or provided by such participating Holder) or as may be necessary to maintain the effectiveness of the registration for the Effective Period and cause the prospectus (and any amendments or supplements thereto) to be filed with the SEC;

(v) cause all Registrable Shares covered by such registration statement to be listed on Nasdaq or on the principal securities exchange or interdealer quotation system on which the Common Stock is then listed or quoted;

(vi) notify promptly the Holders after becoming aware of any of the events described in sub-clauses (A) though (E) of this paragraph (vi), to provide the Holders copies of the relevant documentation (if requested), and in the case of sub-clauses (B), (C), (D) and (E), to provide the Holders an opportunity to review and comment on the Company’s response thereto: (A) when the registration statement or any related prospectus or any amendment or supplement thereto has been filed, and, with respect to the registration statement or any post-effective amendment, when the same has become effective, (B) of any request by the SEC or any United States state securities authority for amendments or supplements to the registration statement or the related prospectus or for additional information (other than comment letters relating to the documents incorporated or deemed incorporated therein by reference ), (C) of the issuance by the SEC of any stop order suspending the effectiveness of the registration statement or the initiation of any proceedings for that purpose, (D) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Shares for sale in any jurisdiction or the initiation of any proceeding for such purpose or (E) within the Effective Period of the happening of any event or the existence of any fact which makes any statement in the registration statement or any post-effective amendment thereto, prospectus or any amendment or supplement thereto, or any document incorporated therein by reference untrue in any material respect or which requires the making of any changes in the registration statement or post-effective amendment thereto or any prospectus or amendment or supplement thereto so that they will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(vii) during the Effective Period, obtain the withdrawal of any stop-order or other order enjoining or suspending the use or effectiveness of the registration statement or any post-effective amendment thereto or the lifting of any suspension of the qualification of any of the Registrable Shares for sale in any jurisdiction;

(viii) (A) deliver promptly to the Holders copies of all correspondence between the SEC and the Company, its counsel or auditors including any comment and response letters (but excluding all documents incorporated or deemed incorporated by reference into the registration statement), (B) keep the Holders informed with respect to the substance of any discussions with the SEC or its staff regarding the registration statement and (C) subject to customary confidentiality agreements, permit the Holders or their representatives to conduct such investigation with respect to information contained in or omitted from the registration statement as it deems reasonably necessary for the purpose of conducting customary due diligence with respect to the Company; provided, that any such investigation shall not interfere unreasonably with the Company’s business;

(ix) provide and cause to be maintained a transfer agent and registrar for all Registrable Shares covered by such registration statement not later than the effective date of such registration statement; and

(x) cooperate with the Holders to facilitate the timely preparation and delivery of certificates representing the Registrable Shares to be sold under the registration statement in a form eligible for deposit with the Depository Trust Company not bearing any restrictive legends and not subject to any stop transfer order with any transfer agent, and cause such Registrable Shares to be issued in such denominations and registered in such names as instructed by the Holders.

(b) Nothing in this Agreement shall require the Company to (i) qualify to do business as a foreign corporation in any jurisdiction where it would not otherwise be required to be so qualified, (ii) execute or file any general consent to service of process under the laws of any jurisdiction, (iii) take any action that would subject it to service of process in suits other than those arising out of the offer and sale of the securities covered by the registration statement in any jurisdiction where it is not already subject to service of process, or (iv) subject itself to taxation in any jurisdiction where it would not otherwise be obligated to do so.

(c) In the event that the Company would be required, pursuant to Section 2.03(a)(vi)(E), to notify the Holders of the happening of any event specified therein, the Company shall as promptly as practicable, prepare and furnish to each such Holder a reasonable number of copies of a prospectus supplemented or amended so that, as thereafter delivered to purchasers of Registrable Shares that have been registered pursuant to this Agreement, such prospectus shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each Holder agrees that, upon receipt of any notice from the Company pursuant to Section 2.03(a)(vi)(E), it shall, and shall cause its sales or placement agent or agents for the Registrable Shares to forthwith discontinue disposition of the Registrable Shares pursuant to the Shelf Registration Statement until such Person shall have received copies of such amended or supplemented prospectus and, if so directed by the Company, to destroy all copies, other than permanent file copies, then in its possession of the prospectus (prior to such amendment or supplement) covering such Registrable Shares as soon as practicable after each Holder’s receipt of such notice.

(d) Each Holder shall furnish to the Company in writing such information regarding such Holder and its intended method of distribution of the Registrable Shares as the Company may from time to time reasonably request in writing, including to the extent that such information is required in order for the Company to comply with its obligations under all applicable securities and other laws and to ensure that the prospectus relating to such Registrable Shares conforms to the applicable requirements of the Securities Act and the rules and regulations thereunder. Each Holder shall notify the Company of any inaccuracy or change in information previously furnished by such Holder to the Company or of the occurrence of any event, in either case as a result of which any prospectus relating to the Registrable Shares contains or would contain an untrue statement of a material fact or omits to state any material fact with respect to such Holder required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and promptly furnish to the Company any additional information required to correct and update any previously furnished information or required so that such prospectus shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

SECTION 2.04. Registration Expenses. The Company shall pay the fees and disbursements of the Company’s counsel and accountants in connection with any registration of any Registrable Shares and all registration and filing fees and printing costs, provided that the Holders shall pay the fees and expenses of their own counsel and each Holder shall bear all agent fees and commissions associated with the sale of Registrable Shares by such Holder.

SECTION 2.05. Indemnification; Contribution.

(a) The Company shall, and it hereby agrees to, indemnify and hold harmless each Holder and its partners, members, directors, officers, employees and controlling Persons, if any, in any offering or sale of the Registrable Shares pursuant to a registration statement hereunder, against any losses, claims, damages or liabilities, actions or proceedings (whether commenced or threatened) in respect thereof and expenses (including reasonable fees of counsel)

(collectively, “Claims”) to which each such indemnified party may become subject, insofar as such Claims (including any amounts paid in settlement effected with the consent of the Company as provided herein), or actions or proceedings in respect thereof, arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any registration statement, or any preliminary or final prospectus contained therein, or any amendment or supplement thereto, or any document incorporated by reference therein, or arise out of or are based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; provided, however, that the Company shall not be liable to any such Holder in any such case to the extent that any such Claims arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, or preliminary or final prospectus, or amendment or supplement thereto, in reliance upon and in conformity with written information furnished to the Company by the Holder with respect to such Holder expressly for use therein, or by such Holder’s failure to furnish the Company, upon request, with the information with respect to the Holder, or such Holder’s intended method of distribution, that is the subject of the untrue statement or omission, or if the Holder sold securities to the Person alleging such Claims without sending or giving, at or prior to the written confirmation of such sale, a copy of the applicable prospectus (excluding any documents incorporated by reference therein) or of the applicable prospectus, as then amended or supplemented (excluding any documents incorporated by reference therein), if the Company had previously furnished copies thereof to the Holders, and such prospectus corrected such untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement.

(b) Each Holder, severally and not jointly, shall, and hereby agrees to, indemnify and hold harmless the Company, its directors, officers, employees and controlling Persons, if any, in any offering or sale of Registrable Shares pursuant to a registration statement hereunder, against any Claims to which each such indemnified party may become subject, insofar as such Claims (including any amounts paid in settlement as provided herein), or actions or proceedings in respect thereof, arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any registration statement, or any preliminary or final prospectus contained therein, or any amendment or supplement thereto, or any document incorporated by reference therein, or arise out of or are based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by such Holder with respect to such Holder; provided, that in no event shall any indemnity under this Section 2.05 exceed the net proceeds from the offering received by such Holder unless such liability arises out of or is based on willful misconduct by such Holder.

(c) Promptly after receipt by an indemnified party under Section 2.05(a) or Section 2.05(b) of written notice of the commencement of any action or proceeding for which indemnification under Section 2.05(a) or Section 2.05(b) may be requested, such indemnified party shall notify such indemnifying party in writing of the commencement of such action or proceeding; but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party in respect of such action or proceeding hereunder unless the indemnifying party was materially prejudiced by such failure of the indemnified party to give such notice, and in no event shall such omission relieve the indemnifying party from any other liability it may have to such indemnified party. In case any such action or proceeding shall be brought against any indemnified party and it shall notify an indemnifying party of the commencement thereof, such indemnifying party shall be entitled to participate therein and, to the extent that it shall determine, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, such indemnifying party shall not be liable to such indemnified party for any legal or any other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that (i) if the indemnifying party fails to take reasonable steps necessary to defend diligently the action or proceeding within 20 days after receiving notice from such indemnified party that the indemnified party believes it has failed to do so; (ii) if such indemnified party who is a defendant in any action or proceeding which is also brought against the indemnifying party reasonably shall have concluded that there may be one or more legal defenses available to such indemnified party which are not available to the indemnifying party; or (iii) if representation of both parties by the same counsel is otherwise inappropriate under applicable standards of professional conduct, then, in any such case, the indemnified party shall have the right to assume or continue its own defense as set forth above (but with no more than one firm of counsel for all indemnified parties in each jurisdiction plus any necessary local counsel as determined by the indemnified party) and the indemnifying party shall be liable for any expenses therefor (including, without limitation, any such reasonable counsel’s fees). If the indemnifying party is not entitled to, or elects not to, assume the defense of a claim, it will not be obligated to pay the fees and expenses of more than one counsel for each indemnified party with respect to such claim. The indemnifying party will not be subject to any liability for any settlement made without its consent. No indemnifying party shall, without the prior written consent of the indemnified party, compromise or consent to entry of any judgment or enter into any settlement agreement with respect to any action or proceeding in respect of which indemnification is sought under Section 2.05(a) or Section 2.05(b) (whether or not the indemnified party is an actual or potential party thereto), unless such compromise, consent or settlement is solely for monetary damages and includes an unconditional release of the indemnified party from all liability in respect of such claim or litigation, and does not include a statement or admission of fault, culpability or a failure to act, by or on behalf of the indemnified party.

(d) The Holders and the Company agree that if, for any reason, the indemnification provisions contemplated by Section 2.05(a) or 2.05(b) hereof are unavailable to or are insufficient to hold harmless an indemnified party in respect of any Claims referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such Claims in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and the indemnified party, on the other hand, with respect to the applicable offering of securities. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by such indemnifying party or by such indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. If, however, the allocation in the first sentence of this Section 2.05(d) is not permitted by applicable law, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative faults, but also the relative benefits of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The parties hereto agree that it would not be just and equitable if contributions pursuant to this Section 2.05(d) were to be determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in the preceding sentences of this Section 2.05(d). The amount paid or payable by an indemnified party as a result of the Claims referred to above shall be deemed to include (subject to the limitations set forth in Section 2.05(c) hereof) any legal or other fees or expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action, proceeding or claim; provided, that in no event shall any contribution under this Section 2.05(d), when combined with any amounts payable or paid under 2.05(b), exceed the net proceeds from the offering received by such Holder unless such liability arises out of or is based on willful misconduct by such Holder. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

SECTION 2.06. Rule 144 Reporting. With a view to making available to the holders of Registrable Shares the benefits of certain rules and regulations of the SEC that may permit the sale of the Registrable Shares to the public without registration, the Company agrees to use its reasonable best efforts to:

(a) make and keep current public information available, within the meaning of Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times that it is subject to the reporting requirements of the Exchange Act;

(b) file with the SEC, in a timely manner, all reports and other documents required under the Securities Act and Exchange Act (at all times that it is subject to such reporting requirements); and

(c) so long as any party hereto owns any Registrable Shares, furnish to such Person forthwith upon request a written statement as to its compliance with the reporting requirements of said Rule 144, the Securities Act and the Exchange Act (at any time that it is subject to such reporting requirements); a copy of its most recent annual or quarterly report; and such other reports and documents as such Person may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

SECTION 2.07. Grant of Registration Rights to Third Parties. Nothing in this Agreement shall limit the Company’s ability to grant to any third party, in its sole and absolute discretion, rights with respect to the registration of any securities issued or to be issued by the Company.

ARTICLE III

MISCELLANEOUS

SECTION 3.01. Effectiveness. The terms and conditions set forth in this Agreement shall become effective as of the Effective Time (as defined in the Merger Agreement) and shall continue in effect until all the Merger Shares have either ceased to be Registrable Securities or ceased to be held by the Sellers. If for any reason the Merger Agreement terminates without a Closing having occurred, then this Agreement shall be of no force or effect and there shall not be any liabilities of any kind hereunder.

SECTION 3.02. Successors and Assigns; Third Party Beneficiaries.

(a) This Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the Company and by Sellers and their respective successors and permitted assigns, and no term or provision of this Agreement is for the benefit of, or intended to create any obligations to, any other Person. Except as set forth in Section 3.02(b), this Agreement shall not be assigned and no obligations hereunder may be transferred by any party hereto. Any attempted assignment or transfer, which does not comply with the provisions of this Section 3.02, shall be null and void ab initio. This Agreement shall be binding upon a party hereto only upon the manual execution and delivery (which delivery may be by telecopy or facsimile or electronic mail) of a signature page to a counterpart hereto.

(b) The rights to cause the Company to register Registrable Shares pursuant to Article II may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities that (a) is an affiliate, subsidiary, parent, member, retired member partner, limited partner, retired partner or stockholder of a Holder, or (b) is a Holder’s family member or trust for the benefit of an individual Holder, provided: (i) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (ii) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement; and (iii) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act.

SECTION 3.03. Amendments; Waiver. This Agreement may be amended only by an agreement in writing executed by the Company and Sellers, except that the provisions of Article II may be amended by the written agreement of the Company and the Holders of a majority of the Registrable Shares then outstanding. Any such amendment shall be binding on all other Holders, whether or not they execute such amendment. Either party may waive in whole or in part any benefit or right provided to it under this Agreement, such waiver being effective only if contained in a writing executed by the waiving party. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon breach thereof shall constitute a waiver of any such breach or of any other covenant, duty, agreement or condition, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

SECTION 3.04. Notices. All notices and communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended or delivered by registered or certified mail, return receipt requested, or if sent by telecopier or email, provided that the telecopy or email is promptly confirmed by telephone confirmation thereof, to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person:

if to the Company:	Google Inc.
1600 Amphitheatre Parkway
Mountain View, CA 94043
Attention: Donald S. Harrison, Deputy
General Counsel
Facsimile: 650.887.1790

if to Sellers:	To the applicable address set forth in the Company’s records.

SECTION 3.05. Governing Law; Forum. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that state and without regard to any applicable conflicts of law. In any action between the parties hereto arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (i) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of either the state courts located in San Francisco, California or the United States District Court for the Northern District of California and (ii) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid.

SECTION 3.06. (a) Arbitration. Any claim or dispute arising out of or related to this Agreement, or the interpretation, making, performance, breach or termination thereof, shall (except as specifically set forth in this Agreement) be finally settled by binding arbitration in the County of Santa Clara, California in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association and judgment upon the award rendered may be entered in any court having jurisdiction thereof. The arbitrator(s) shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a dispute.

(b) Selection of Arbitrators. Such arbitration shall be conducted by a single arbitrator chosen by mutual agreement of Parent and the Stockholders’ Representative. Alternatively, at the request of either party before the commencement of arbitration, the arbitration shall be conducted by three independent arbitrators, none of whom shall have any competitive interests with Parent or the Stockholders’ Representative. Parent and the Stockholders’ Representative shall each select one arbitrator. The two arbitrators so selected shall select a third arbitrator.

(c) Discovery. In any arbitration under this Section 3.06, each party shall be limited to calling a total of three witnesses both for purposes of deposition and the arbitration hearing. Subject to the foregoing limitation on the number of witnesses, the arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator, or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions for discovery abuses, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification.

(d) Decision. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, shall be final, binding, and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s). Within 30 days of a decision of the arbitrator(s) requiring payment by one party to another, such party shall make the payment to such other party, as applicable.

(e) Other Relief. The parties to the arbitration may apply to a court of competent jurisdiction for a temporary restraining order, preliminary injunction or other interim or conservatory relief, as necessary, without breach of this arbitration provision and without abridgement of the powers of the arbitrator(s).

(f) Costs and Expenses. The parties agree that each party shall pay its own costs and expenses (including counsel fees) of any such arbitration, and each party waives its right to seek an order compelling the other party to pay its portion of its costs and expenses (including counsel fees) for any arbitration.

(g) Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

SECTION 3.07. Headings. The heading references herein and the table of contents hereof are for convenience purposes only, and shall not be deemed to limit or affect any of the provisions hereof.

SECTION 3.08. Integration. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

SECTION 3.09. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

SECTION 3.10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

SECTION 3.11. Stockholders’ Representative. The Sellers and Stockholders’ Representative acknowledge that the provisions of Section 9.07 of the Merger Agreement shall govern their relationship under this Agreement mutatis mutandis.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

GOOGLE INC.

By:	/s/ David Lawee
Name:	David Lawee
Title:	Vice President, Corporate Development

STOCKHOLDERS’ REPRESENTATIVE

/s/ James Goetz
James Goetz

[SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT]